Exhibit 99.4
Unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 2007

	ESCO	Less: Filters	Add: Doble	Pro Forma		ESCO
(In thousands, except per share data)	Historical	Business (1)	Historical (2)	Adjs		Pro Forma

Net Sales	$527,537	(82,833)	79,502			524,206
Cost and Expenses:
Cost of sales	349,891	(67,295)	28,601			311,197
SG&A	122,502	(10,892)	28,332	(915	) (3)	139,027
Amortization of intangible assets	10,705	(462)	0	3,459	(4)	13,702
Interest expense (income)	(744)	145	(528)	12,100	(5)	10,973
Other expenses, (income) net	2,455	360	(1,271)			1,544

Total costs and expenses	484,809	(78,144)	55,134	14,644		476,443

Earnings before income taxes	42,728	(4,689)	24,368	(14,644)		47,763
Income taxes	9,015	(1,382)	8,099	(5,442	) (6)	10,290

Net earnings	$33,713	(3,307)	16,269	(9,202)		37,473

Earnings per share:
Basic	$1.30					$1.45

Diluted	$1.28					$1.42

Average common shares outstanding:
Basic	25,865					25,865

Diluted	26,387					26,387

Footnotes to Exhibit 99.4: Unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 2007 (Dollars in thousands)
(1)	Excludes the Filtertek business which was sold on November 25, 2007 and reflected as a discontinued operation effective in the three months ended December 31, 2007.

(2)	Includes the results of operations of Doble for its fourth fiscal quarter ended December 31, 2006 and its first three fiscal quarters of fiscal year 2007.

(3)	To adjust Doble’s historical selling, general and administrative expenses to exclude $915 of non-recurring transaction related expenses.

(4)	To record amortization expense of $3,459 for the estimated identifiable intangible assets from the acquisition of Doble by the Registrant. The preliminary estimated identifiable intangible assets and their related estimated useful lives are as follows:

		Estimated
		Useful Life
(Dollars in thousands)	Fair Value	(in years)

Identifiable intangible assets:
Trade names	$75,720	indefinite
Customer relationships	54,210	20
Software and databases	3,740	5

Total identifiable intangible assets	$133,670

(5)	To record interest expense of $11,500 related to borrowings under the Registrant’s revolving credit facility to finance the acquisition at a weighted average interest rate of 4.6%. The Registrant has an interest rate swap on $175 million of the outstanding debt at 4% plus a spread of 75-100 bps. The remaining outstanding debt is at 3.30% plus a spread of 75-100 bps. Also, includes $600 of amortization of the debt issuance costs in connection with the Registrant’s new credit facility.

(6)	To record the tax impact of $5,442 of the pro forma adjustments at an effective tax rate of 37.2%.